Description of Infoblox Fiscal Year 2015 Bonus Plan

In September 2014, the Compensation Committee (the “Committee”) of the Board of Directors of Infoblox Inc. (the “Company”) approved the Infoblox Fiscal Year 2015 Bonus Plan (“Bonus Plan”). In addition, the Committee also approved target bonus amounts for each executive officer of the Company, including Robert D. Thomas, the Company's Chief Executive Officer ($435,000); Remo E. Canessa, Chief Financial Officer ($180,000); and Christopher Andrews, the Company's Executive Vice President, Worldwide Operations ($300,000). The entire target bonus amounts for Messrs. Thomas and Canessa are subject to the Bonus Plan. Of his $300,000 target bonus amount, Mr. Andrews is eligible to earn an annual bonus targeted at $60,000 based on achievement of Company business objectives under the Bonus Plan and the remainder of his targeted bonus amount shall be earned under Infoblox Fiscal Year 2015 Worldwide Sales Compensation Plan.

The Bonus Plan is designed to reward participants if the Company achieves certain on-target performance objectives on a quarterly basis. Under the Bonus Plan, participants are eligible to receive (i) up to four quarterly bonuses, each targeted at an amount equal to 20% of the participant's total annual on-target bonus amount, in each case based on attainment of quarterly performance objectives derived from the Company's financial plan and quarterly forecasts for revenue and operating profit, and (ii) one annual bonus targeted at an amount equal to 20% of the participant's total annual on-target bonus amount based on achievement of Company business objectives. Quarterly performance objectives under the Bonus Plan are approved by the Committee on a quarterly basis, at the beginning of each quarter.

The actual bonus payment is the on-target bonus payment multiplied by a percentage (which may be more or less than 100% but shall not exceed 125% or, in the case of the annual bonus, 137.5%) that varies depending upon achievement of the applicable performance objectives. If results for the threshold level of performance required for a payout equal to 25% of on-target bonus amounts are not met, the funding level for the award for that quarter will be 0%, and participants will be paid no bonus payment for that quarter. Additional payouts funded at levels higher than 25% of the on-target bonus amount will be paid only if the level of performance required for the applicable payout was met or exceeded.